Exhibit 99.1

GigCapital, Inc. Receives Non-Compliance Notice from NYSE

PALO ALTO, Calif – August 16, 2019 — GigCapital, Inc., (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS) (“GigCapital”) a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE)™ corporation, today announced that on August 15, 2019 the Company received notice from the New York Stock Exchange (the “NYSE”) that it was not currently in compliance with the requirement of Section 802.01B of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) that the Company’s Common Stock and Units be held by a minimum of 300 public shareholders (the “NYSE Notice”).

Pursuant to the NYSE Notice, the Company is subject to the procedures set forth in Sections 801 and 802 of the NYSE Manual and must submit a business plan within 45 days of receipt of the NYSE Notice that demonstrates how the Company expects to return to compliance with the minimum public shareholders requirement within 18 months of receipt of the notice. The Company expects that upon completion of its previously announced initial business combination it will have at least 400 public stockholders and will regain compliance at such time.

The notice and procedures described above have no effect on the listing of the Company’s securities at this time, subject to the Company’s compliance with other continued listing requirements, and the Company intends to submit a plan to regain compliance as required by the rules of the NYSE and as set forth in the NYSE Notice.

About GigCapital, Inc.

GigCapital, Inc. (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS), is a Private-to-Public Equity (PPE)™ company, (also known as a Blank-Check or Special Purpose Acquisition Company (“SPAC”)), sponsored by GigAcquisitions, LLC, and sole-managed by GigFounders, LLC (www.gigfoundersglobal.com). All were founded in 2017 by Dr. Avi Katz. The GigCapital Group companies are led by an affiliated team of technology industry experts, deploying a unique Mentor-Investors™ methodology to partner with exceptional privately-held and non-U.S. public technology companies of dedicated solid entrepreneurs. The GigCapital Group companies offer financial, operational and executive mentoring to U.S. and global private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of the GigCapital Group with these companies continues through an organic and roll-up strategy growth post the transition to a public company. For more information, visit www.gigcapitalglobal.com.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Contacts

GigCapital:

Darrow Associates, Inc.

Jim Fanucchi

+1 (408) 404-5400

ir@gigcapitalglobal.com